EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173168, 333-173170, 333-173171, and 333-173173 on Form S-8 of our report dated March 28, 2012, relating to the consolidated financial statements of Huntington Ingalls Industries, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of certain corporate function expenses in the preparation of the financial statements), appearing in this Annual Report on Form 10-K of Huntington Ingalls Industries, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Virginia Beach, Virginia

March 28, 2012